Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for August 31, 2011. Net assets of the Fund were unaffected by the reclassifications.

    Reduction
 Reduction to                    to Accumulated
                Accumulated                        Net Realized
                                               Reduction                           Net Investment                                 Loss on
                                   to Paid-in Capital                                        Income                         Investments
------------------------------------------------------------------------------------------------------------------------------------------------

                                                    $1,531                                     $31,679,320                          $31,680,851